Exhibit 3.1B

The Commonwealth of Massachusetts

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment

(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

(1) Exact name of corporation:	Clean Harbors, Inc.

(2) Registered office address:	CT Corporation System, 155 Federal Street, Boston, MA 02110
(number, street, city or town, state, zip code)

(3) These articles of amendment affect article(s):	III & IV
(specify the number(s) of article(s) being amended (I-VI))

(4) Date adopted:	May 9, 2011
(month, day, year)

(5) Approved by:
(check appropriate box)
☐ the incorporators.
☐ the board of directors without shareholder approval and shareholder approval was not required.
☒ the board of directors and the shareholders in the manner required by law and the articles of organization.

(6) State the article number and the text of the amendment. Unless contained in the text of the amendment, state the provisions for implementing the exchange, reclassification or cancellation of issued shares.

Article III: The amendment to Article III is described on the following page.

Article IV: See Continuation Sheets 4A and 4B attached hereto.

To change the number of shares and the par value, * if any, of any type, or to designate a class or series, of stock, or change a designation of class or series of stock, which the corporation is authorized to issue, complete the following:

Total authorized prior to amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Preferred	1,080,415	$0.01
		Common	40,000,000	$0.01

Total authorized after amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Preferred	968,415	$0.01
		Common	80,000,000	$0.01

(7)	The amendment shall be effective at the time and on the date approved by the Division, unless a later effective date not more than 90 days from the date and time of filing is specified:

*	G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

Continuation Sheet 4A

SECTION 1.  General.

The total number of shares of stock which the Corporation shall have the authority to issue is eighty million (80,000,000) shares of common stock, par value $.01 per share, and nine hundred sixty-eight thousand four hundred fifteen (968,415) shares of preferred stock, par value $.01 per share.

The shares authorized in this Article IV may be issued by the Corporation from time to time as approved by its Board of Directors without the approval of its stockholders.

The designations, powers, preferences and relative, participating, optional or other special rights of, and the qualifications, limitations or restrictions upon, each class or series of stock shall be as set forth below in Sections 2 and 3 of this Article IV.

SECTION 2.  Common Stock.

Except as provided by law or in this Article IV (or in any certificate of establishment of any series of preferred stock), the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote on all matters for each share held by such holder.

Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of the dividends, the full amount of dividends and of sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class of series of stock entitled to participate therewith to dividends, out of any assets legally available for the payment of dividends; but only when and as declared by the Board of Directors.

In the event of any liquidation, dissolution or winding up of the Corporation after there shall have been paid to or set aside for the holders of any class having preferences over the common stock in the event of liquidation, dissolution or winding up of the Company the full preferential amounts to which they are respectively entitled, the holders of the common stock, and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation to receive the remaining assets of the Corporation available for distribution, in cash or in kind, in proportion to their holding.

SECTION 3.  Preferred Stock.

The Board of Directors of the Corporation is authorized within the limitations and restrictions stated in this Article IV by vote or votes from time to time adopted, to provide for the issuance of preferred stock in one or more series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each series and the qualifications, limitations and restrictions thereof, including, without limitation, the distinctive serial designation and the number of shares constituting such series and to increase or decrease the number of shares constituting any such series; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding provided that, in case the number of shares of any series shall be so decreased, the shares then constituting such decreases shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series and including further, without limitation, determination of one or more of the following:

(a)           The dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating, preferences or other special rights, if any, with respect to dividends;

Continuation Sheet 4B

(b)           The voting powers, if any, of shares of such series;

(c)           Whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

(d)           The amount or amounts payable upon the shares of such series and any preferences applicable thereto in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(e)           Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price at which such shares may be redeemed or purchased through the application of such fund;

(f)            Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and, if so, convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(g)           The price or other consideration for which the shares of such series shall be issued;

(h)           Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of preferred stock and whether such shares may be reissued as shares of the same or any other series of stock; and

(i)            Such other powers, preferences, special rights, qualifications, limitations and restrictions thereof as the Board of Directors of the Corporation may deem advisable.

Signed by:	/s/ C. Michael Malm, Secretary
(signature of authorized individual)
☐ Chairman of the board of directors,
☐ President,
☒ Other officer,
☐ Court-appointed fiduciary,

on this 9th day of May, 2011.

COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment

(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

I hereby certify that upon examination of these articles of amendment, it appears that the provisions of the General Laws relative thereto have been complied with, and the filing fee in the amount of $39,988 having been paid, said articles are deemed to have been filed with me this 9 day of May, 2011, at 1.16 a.m./p.m.

time

Effective date:	May 9, 2011
(must be within 90 days of date submitted)

/s/ William Francis Galvin
WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth

Filing fee: Minimum filing fee $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof.

TO BE FILLED IN BY CORPORATION

Contact Information:

Deborah Post
Davis, Malm & D’Agostine, P.C.
One Boston Place, Boston, MA 02108
Telephone:	617-589-3814
Email:	dpost@davismalm.com

Upon filing, a copy of this filing will be available at www.sec.state.ma.us/cor. If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue.

MP
Examiner

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Name approval

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